Exhibit (p)(2)

Proprietary and Confidential

Code of Ethics

September 28, 2020

Table of Contents

1.	Introduction		1
2.	Definitions		1
3.	General Standards & Guiding Principals		1
	3.1.	Risks	2
4.	Personal Trading Policy		2
	4.1.	Initial Brokerage Account Disclosures	3
	4.2.	Initial Holdings Disclosures	3
	4.3.	Ongoing Employee Disclosure Requirements	3
	4.4.	Attestation Requirements	3
	4.5.	Beneficial Ownership	4
	4.6.	Preclearance Requirements for Dealing in Covered Securities	4
	4.7.	Approval Window	4
	4.8.	Thirty Day Rule – Prohibition on Short Term Profits	4
	4.9.	Private Placements and Initial Public Offerings (IPOs)	5
	4.10.	Restricted Securities	5
	4.11.	Exceptions	5
	4.12.	Discretionary Management by Third Parties	5
	4.13.	Share/Investment Clubs	6
	4.14.	Trading in Reportable Funds	6
	4.15.	Trading and Review	6
	4.16.	Reporting Violations and Remedial Actions	6
5.	Insider Trading Policy		7
	5.1.	Material Information	7
	5.2.	Non-Public Information	7
6.	Selective Disclosure		8
7.	Diversion of Firm Business or Investment Opportunity		8
8.	Dealings with Government & Industry Regulators		8
9.	Political Contributions & Public Office		9
10.	Gifts & Entertainment		10
	10.1.	Employees’ Receipt of Business Meals, Sporting Events and Other Entertainment	10
	10.2.	Employees’ Receipt of Gifts	10
	10.3.	Employees’ Giving of Gifts	10
	10.4.	Travel Expenses	10
11.	Outside Business Activity (OBA) and Service on a Board of Directors/		10
12.	Employee Acknowledgement		11
13.	Appendix 1 – Definitions		12
	13.1.	BasisCode - system utilized for all personal compliance disclosures including Personal Account Dealing.	12
14. Appendix 2 – Personal Account Dealings Guidelines			14

Emles Advisors LLC

Code of Ethics

1.	Introduction

Emles Advisors LLC is entrusted with the assets of our clients for investment purposes. As a result, we have an obligation to place our clients’ interests before our own and manage conflicts of interest fairly. This Code of Ethics (the “Code”) provides a set of rules and principles to ensure that we meet that obligation when we engage in conduct outside business activities, personal account dealing, receive gifts, entertainment and meals, and participate in political activities. (“Emles” or “Company”) has established a Code of Ethics (the “Code”) requiring compliance with all applicable regulations under the Advisers Act, the IC Act, and Federal Securities Law by all employees, officers, and other Access Persons of Emles. Compliance with the Code is a condition of employment, and employees are expected to abide by the spirit of the Code and that technical compliance alone may not be sufficient.

The Code applies to all Employee of Emles, directors and officers unless otherwise noted in particular sections. Each person subject to the Code must acknowledge that he or she has received, read, and agrees to be bound by the Code. Any questions with respect to this Code of Ethics should be directed to Emles Chief Compliance Officer (CCO), Tim Darcy.

Employees must promptly report any violations of the Code to the CCO. All reported Code of Ethics violations will be treated confidentially and will be free from retaliation. You may also report any concerns confidentially via the Confidential Reporting Form located on the BasisCode Compliance System site.

The CCO is responsible for periodically reviewing, testing, updating and effectively communicating to employees the Code and other policies and procedures of Emles. The CCO may appoint one or more to assistant the CCO, or hire outside consultants to assist the CCO with his duties. The CCO may delegate these responsibilities but will always maintain oversight. The CCO and delegate are referred to as (“Compliance”).

Compliance will provide guidance on the interpretation and application of Emles policies and procedures and will handle many of the day-to-day compliance matters. If applicable, the CCO will report to management of the Emles periodically and as matters arise (if deemed necessary by the CCO) on the implementation and effectiveness of the Code and other compliance matters. Compliance, will recommend to management any updates or amendments to the Code or other policies and procedures that the CCO deems necessary.

2.	Definitions

See Appendix 1.

3.	General Standards & Guiding Principals

The Code is predicated on the principle that Emles owes a fiduciary duty to its Clients. Accordingly, all Employees must avoid activities, interests, and relationships that run contrary (or appear to run contrary) to the best interests of clients. All employees will act with competence, dignity, and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow employees.

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While the Code sets out a number of requirements, prohibitions and conditions, it does not cover every scenario and cannot be a replacement for good judgment. Where the application of the Code is unclear, you should evaluate your proposed course of conduct against the following values and consult with Compliance:

●	Place client interests ahead of Emles –We serve in our clients’ best interests. In other words, employees may not benefit at the expense of our clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.
●	Engage in personal investing that is in full compliance with Emles Code of Ethics – Employees must review and abide our Personal Securities Transaction and Insider Trading Policies.
●	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Emles, or on behalf of a client, unless in compliance with the Gift Policy below.
●	Maintain full compliance with the Federal Securities Laws – Employees must always abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act.
●	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

3.1.	Risks

In developing this policy and procedures, Emles considered the below material risks associated with administering the Code.

●	Access Person engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access persons. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)
●	Access Persons are able to cherry-pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts
●	One or more employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for clients
●	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments or early-stage investments) from individuals seeking to do business with Emles
●	The personal trading of employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act
●	Access Persons are not aware of what constitutes insider information
●	Employees serve as trustees or directors of outside organizations. (This could present conflict in a number of ways; for example, if Emles wants to recommend the organization for investment or if the organization is one of its service providers.)

4.	Personal Trading Policy

Your Personal Account Dealing may present an actual, potential or apparent conflict or other risk that could harm the Company or its clients. In order for Emles to identify and manage these conflicts and risks, you must disclose brokerage accounts and holdings, disclose and receive approval for any Personal Account Dealing and conduct approved securities transactions in accordance with the requirements of this Code.

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4.1.	Initial Brokerage Account Disclosures

Within 10 calendar days of your start date, you must disclose all brokerage accounts in which you have Beneficial Ownership. Additionally, you must disclose any account that holds or can hold Emles mutual funds or ETFs.

4.2.	Initial Holdings Disclosures

Within 10 calendar days of your start date, you must disclose all holdings in Covered Securities that are beneficially owned by you. Additionally, you must disclose any holdings in Emles advised products, including mutual funds and ETF products. Holdings information must be current as of 45 days prior to your start date.

See Appendix 2 for a detailed list of Covered and Non-Covered Securities.

You must allow your brokers or financial institutions to provide duplicate confirmations and statements directly to Compliance. If your broker is unwilling or unable to provide duplicate confirmations and statements, you are required to provide them to Compliance. It is also possible the broker will be unable to provide this information immediately and you will responsible to provide this information until the broker information is able to be received by compliance.

4.3.	Ongoing Employee Disclosure Requirements

Accounts: You must promptly disclose any newly opened accounts that are under your Beneficial Ownership (see Appendix 1).

Transactions/Holdings: You must deal through your own brokers and must ensure that Compliance receives duplicate statements and trade confirmations in one of the three ways listed below.

1.	Electronic feeds –you are encouraged to deal through brokers that provide, or will provide, Compliance with trade confirmations and holdings via electronic feed. Please contact the CCO for a list of these brokers.

2.	Employee upload of confirmations and statements – If the above option is not possible, or an electric feed has yet to be established, you are required to enter your trade details into BasisCode and upload the trade confirmation/contract notes within 7 days of executing a precleared trade. Additionally, you will be required to attest to your trades quarterly and upload year-end statements annually.

4.4.	Attestation Requirements

You are required to submit the following periodic attestations in BasisCode. You may also be required to complete additional attestations to meet jurisdictional and regulatory requirements.

Annually:

●	Account Attestation
●	Holdings Attestation

Quarterly:

●	Quarterly Trades Attestation (for accounts without direct feed or statement delivery to Compliance)

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All related reporting and approval forms are located on the BasisCode portal. Access the portal by clicking: www.basiscode.com.

4.5.	Beneficial Ownership

Employees are the beneficial owner of any account in which you have a direct or indirect financial interest. This generally includes accounts held in the name of employees:

●	Spouse or equivalent domestic partner
●	Minor children
●	A relative sharing their home to whom they provide financial support
●	Trusts for which they are a beneficiary

4.6.	Preclearance Requirements for Dealing in Covered Securities

The following requirements apply to your personal dealing in Covered Securities in accounts you have Beneficial Ownership. This requirement is designed to mitigate or eliminate any potential conflict or appearance of conflict that may occur between your personal account dealing and Emles client security dealing.

You and your related parties (your spouse, minor children and other adult family members living in your household) must preclear any trades in Covered Securities via BasisCode unless the transaction meets one of the provisions noted in the Excluded Transactions section. Preclearance requests are evaluated for potential conflicts of interest that may deem the trade to not be or appear to not be in the best interest of clients. Generally, most requests are approved or denied immediately or in a few hours, but some may take a day or more to evaluate. Compliance has the right to not approve any personal trade and is not required to provide a reason for the refusal if Compliance believes it may result in the release of confidential information.

Please see below for certain exceptions.

4.7.	Approval Window

All preclearance request approvals and denials are communicated from BasisCode via email. If your requested transaction is approved and you choose to transact, such pre-clearance will remain valid for two (2) business days following the date of the approval. If the Access Person wishes to transact in that security after the lapse of the two (2) day window, he or she must again obtain pre-clearance from the CCO or their designee.

Limit orders are allowed only if they are set to expire within the preclearance approval window.

If your trade has a delayed execution date, or you anticipate a delayed execution (e.g., an illiquid or unlisted security), you should request an exception by contacting the CCO.

4.8.	Thirty Day Rule – Prohibition on Short Term Profits

Emles discourages short term personal trading. All employees, including Access Persons, are not allowed to purchase and sell, or sell and purchase, the same Reportable Security within thirty (30) calendar days without special approval by the CCO: Calculations are determined by the Last-in, First-out (LIFO) method.

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4.9.	Private Placements and Initial Public Offerings (IPOs)

You must request pre-approval in BasisCode prior to investing in a private placement or limited offering. Requests are submitted in BasisCode by logging in and selecting “Submit New Trade Request”.

You are not allowed to participate in IPOs. Exceptions to this rule will be considered only under limited circumstances and only with prior approval from Compliance.

4.10.	Restricted Securities

Certain securities may have restrictions placed upon them that restrict both personal and client dealing, typically when Emles is in receipt of material non-public information. While considered unlikely, if this situation does occur the restrictions will be maintained in BasisCode as well as Emles trading systems.

4.11.	Exceptions

Excluded Transactions

The following transactions are excluded from the Covered Securities trading restrictions:

●	Transactions involving futures or options in foreign currencies or broad-based indices.
●	Purchases or sales that are not voluntary, which include but are not limited to: tender offers and broker- initiated transactions.
●	Purchases or sales that are part of an Automatic Investment Plan that has been disclosed to Compliance.
●	The acquisition of:
o	securities as a result of a corporate action
o	securities as a result of a gift or inheritance
o	Transfers in-kind of Covered Securities.
o	an employer’s securities through an employer retirement plan such as a 401(k) plan or stock purchase plan

(exclusion does not apply to subsequent sale)

4.12.	Discretionary Management by Third Parties

The trading restrictions outlined above do not apply to trades in a non-discretionary investment account (i.e. where full investment authority is granted to a third party). In order to rely upon this provision, you must receive approval from Compliance.

Employees must seek approval for any Account Managed by Third Party via BasisCode. Review and approval of the form will be the responsibility of the CCO or his delegate.

Non-discretionary investment accounts managed by third parties still require disclosure in BasisCode and are subject to the restriction on the purchase of IPOs.

You are required to inform Compliance immediately if you terminate any approved advisory relationship or make management changes. Additionally, you are required to acknowledge and attest annually that:

1.	You have had no direct or indirect influence or control over the trading decisions in your discretionary account(s).
2.	You did not suggest trades to the manager or in any way direct the manager to make any particular trades in securities for the discretionary account(s).

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4.13.	Share/Investment Clubs

If you wish to participate in collective arrangements (e.g., a share or investment club), seek advice and direction from Compliance.

4.14.	Trading in Reportable Funds

Emles serves as the adviser to a variety of investment products that include open-end mutual funds and exchange traded products and investment trusts.. You are required to disclose in BasisCode any accounts where you hold or can hold an Emles advised products.

4.15.	Trading and Review

Emles strictly forbids Front-Running Client accounts, which is a practice generally understood to be employees personally trading ahead of a pending Client transaction. The CCO will monitor employees’ investment patterns to detect these abuses.

Employee trading activity will be reviewed against the firms’ trading activity to identify any abuses. In addition, Emles may question, though does not prohibit, trading activity reported by employees’ within the most recent 15 days in which an issuer, not limited to the same direction of trade, is or has been held for by a Emles Fund.

The reason for the post-transaction review process is to ensure that Emles has developed procedures to supervise the activities of its associated persons. The comparison of employee trades to those of advisory clients will identify potential conflicts of interest or the appearance of a potential conflict.

If it’s discovered that an employee is personally trading contrary to the policies set forth above, to help determine the appropriate course of action the employee shall meet with the CCO and/or Gabriel Hammond to review the facts surrounding the transactions.

Employees are prohibited from Market Timing (short-term trading) in Mutual Funds and ETFs. This prohibition applies across all accounts in which you have a beneficial interest (so that you cannot buy shares of Fund or ETF in one account and sell them from another account in market timing transactions).

4.16.	Reporting Violations and Remedial Actions

Emles takes the potential for conflicts of interest caused by personal investing very seriously. As such, all employees are required to promptly report any violations of the Code of Ethics to the CCO and to fully cooperate with all investigations. Any reported violations will be treated confidentially and will be free from retaliation.

Emles management is aware of the potential matters that may arise as a result of this requirement and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of our Personal Trading Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as they deem appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, disgorgement of profits in excess of the execution price received by the client, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

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5.	Insider Trading Policy

You may not trade or take up rights, or cause someone else to trade in securities while in the possession of material non-public (inside) information. Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser.

This policy covers all employees, as well as any transactions in any securities, participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the employee is an officer, director or 10% or greater stockholder and a partnership of which the employee is a partner unless the employee has no direct or indirect control over the partnership.

5.1.	Material Information

Individuals may not be held liable for trading on inside information unless the information is Material Information. Advance knowledge of the following types of information would be included as Material Information:

●	Dividend or earnings announcements
●	Write-downs or write-offs of assets
●	Additions to reserves for bad debts or contingent liabilities
●	Expansion or curtailment of company or major division operations
●	Merger, joint venture announcements
●	New product/service announcements
●	Discovery or research developments
●	Criminal, civil and government investigations and indictments
●	Pending labor disputes
●	Debt service or liquidity problems
●	Bankruptcy or insolvency problems
●	Tender offers, stock repurchase plans, etc.
●	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities, and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

5.2.	Non-Public Information

In order for issues concerning Insider Trading to arise, information must not only be material but also Non-Public. Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, but there must also be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

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Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

6.	Selective Disclosure

Employees must never disclose proposed/pending trades to any client or another individual/entity outside of Emles. Additionally, employees must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CCO. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Emles' fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio to certain Investors/outside parties may also be viewed as Emles engaging in a practice of favoritism. Including information regarding clients’ portfolio holdings in marketing materials and our website is subject to the CCO’s approval in accordance with our Marketing policy and procedures. All inquiries that are received by employees to disclose portfolio holdings must be immediately reported to the CCO. In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is and the Emles Trust disclosure policy.

7.	Diversion of Firm Business or Investment Opportunity

No employee may use Emles' property or information for personal gain. No employee may receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Emles and where he or she knows Emles participate or have an interest, without disclosing in writing all necessary facts to the CCO, and obtaining written authorization to participate from the CCO.

8.	Dealings with Government & Industry Regulators

Emles policy forbids payments of any kind by it, its employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

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9.	Political Contributions & Public Office

The following outlines Emles policies with respect to political contributions and public office:

●	Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value are not to exceed $350.00 per candidate whom you are entitled to vote, per election
●	Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value are not to exceed $150.00 per candidate whom you are NOT entitled to vote, per election
●	Contributions by Emles and/or employees to politically connected individuals/entities who may have the ability, in some way, to influence clients to Emles are strictly prohibited
●	No employee can hold a public office if it in any way conflicts with Emles business

Employees must report their intent to make a contribution by submitting a “political contribution” entry in BasisCode.

Any Political Contributions made by others (e.g., spouses, domestic partners, family members, friends, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an Employee are considered to be made by that Employee for purposes of the Code.

You are expected to exercise good judgment when engaging in Political Activities, making Political Contributions or otherwise using political influence. You must consider any actual, potential or apparent conflicts of interests when engaging in Political Activities or making Political Contributions. Regardless of amount, all Political Contributions must be entirely voluntary and unlikely to influence the candidate’s judgment regarding any continued or future investment advisory services business.

You are prohibited from making Political Contributions when the solicitation or request for such contribution implies that continued or future business depends on making such contributions. Similarly, no Political Activities should be performed, nor Political Contributions made that create the appearance that the Company stands to receive preferential treatment in the selection of investment advisory services.

The Company and its Employees are prohibited from “bundling”, pooling or otherwise facilitating contributions or soliciting, directly or indirectly, contributions on behalf of candidates for state and local office and payments to state or local political parties without clear communication and communication from Emles Compliance . This includes activities such as serving on a candidate’s campaign finance committee, hosting fundraisers or otherwise engaging in political fundraising for Officials and state and local political parties, including political action committees (PACs) and inaugural and transitional expenses. For example, merely having one’s name appear in letterhead or any other portion of a fundraising letters or sponsoring a meeting or conference that features a government official as an attendee or guest speaker and involves fundraising may be considered soliciting contributions for a candidate or party.

In addition, any payments and/or contributions to state and local parties made to a PAC controlled by an SEC-registered investment adviser or any of its Covered Associates, either directly or indirectly, are strictly prohibited. As a result, Covered Associates and, for executive officers of SEC-registered investment advisers, members of their households are strictly prohibited from establishing, controlling or being involved with a PAC or any other entity that makes Political Contributions.

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You are prohibited from performing any act that would result in a violation of the Code directly or through or by any other person or means. This means that you may not use other persons or entities, including affiliated entities or unaffiliated PACs, as “conduits” to circumvent applicable laws, rules, regulations and/or the Code.

10.	Gifts & Entertainment

10.1.	Employees’ Receipt of Business Meals, Sporting Events and Other Entertainment

Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable, not lavish or extravagant in nature and the employee is accompanied by the giver. In the event that the estimated cost of the meal, event, etc. is greater than $500.00, the employee must report his/her attendance at the meal, event, etc. to the CCO. If the event is highly publicized such that the tickets may be selling in excess of their face value, the employee must consider the mark-up for the reporting requirements.

10.2.	Employees’ Receipt of Gifts

Employees must report their intent to accept gifts over $100.00 (either one single gift, or in aggregate on an annual basis) to the CCO by submitting a gift receipt in BasisCode. Reasonable gifts received on behalf of Emles shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to the offices by service providers. Employees are prohibited from receiving cash or cash equivalents.

10.3.	Employees’ Giving of Gifts

Emles and its employees are prohibited from giving gifts that may be deemed as excessive and must obtain approval to give all gifts in excess of $100.00 to any client, prospective client or any individual or entity that Emles is seeking to do business with. Employees are prohibited from giving cash or cash equivalents.

10.4.	Travel Expenses

Employees may charge normal and reasonable travel and travel-related expenses incurred for a Emles business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls, and other miscellaneous travel-related expenses. When incurring such expenses, employees must use reasonable judgment and generally be aware of escalating travel costs. While Emles has not prescribed limits on such expenses, Emles may reiterate its policy with employees as necessary.

Emles will pay for all travel expenses (airline, hotel, meals, and incidentals) related to employees’ attendance at conferences, company visits, etc. In the event that any such expenses are included as part of the event, employees shall report the approximate value of such expense to the CCO. The CCO will evaluate such covered expenses to determine whether reasonable and appropriate. Emles has adopted this policy in order to monitor any potential conflicts of interest associated with our relationships with outside service providers.

11.	Outside Business Activity (OBA) and Service on a Board of Directors/

Your business activities outside of work may present a conflict or other risk that could harm the Company, its shareholders or its clients. In order for Emles to identify and manage these conflicts and risks, you must disclose in BasisCode and receive approval for OBA and conduct approved activities in accordance with the requirements of this Code.

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●	Any OBA that involves a significant amount of time or provides a significant amount of income may present a conflict.

●	Any OBA that is investment-related, including activities on behalf of a non-profit, may present a conflict.

●	Any OBA that involves service on the board of directors of a publicly traded company may present a conflict and will generally not be permitted.

●	At all times, the interests of the Company and its clients take priority over the outside business activities of Employees. You are not required to disclose service as a non-director, non-officer, non-executive management employee or volunteer for a non-profit entity, including civic organizations (e.g., your local homeowners or resident association), unless you will be performing investment-related functions on its behalf.

You are required to disclose and seek pre-approval for any of the following OBAs:

●	Serving as an employee, independent contractor, sole proprietor, officer, director or partner of a for-profit business;

●	Serving as a director, officer or executive management of a non-profit entity or performing investment-related functions on its behalf; and

●	Engaging in any other outside employment or activity (paid or unpaid) that may give rise to a conflict with the Company, its shareholders or clients, or other risk (e.g., operating a blog that provides financial advice).

Initially, and on at least an annual basis employees may be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without the prior written approval of the CCO. You are required to keep your OBA disclosures current and accurate by promptly notifying Compliance of any relevant changes to your status or the entity’s status. You must attest to the accuracy and completeness of your OBA disclosures in BasisCode annually.

Certain Emles Employees are FINRA-licensed with an unaffiliated Broker/Dealer. If you are FINRA-licensed person, please consult with Compliance on the disclosure obligations in relation to outside directorships and other business interests.

12.	Employee Acknowledgement

All employees are required to complete the Code of Ethics Acknowledgement via BasisCode, both initially upon the commencement of your employment with Emles and annually thereafter, to acknowledge and certify that you have read, understand and shall comply, or have complied with, the policies and procedures as set forth in the Code of Ethics. In addition, all employees must be aware of and comply with the following undertakings:

●	Be thoroughly familiar with the policies and procedures set forth in this Code of Ethics
●	Upon the request of the CCO, provide initial and annual written certification that you have read and understand, and will comply with, the policies and procedures set forth in this Code of Ethics and any other compliance materials distributed to you by the CCO
●	Notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Code of Ethics

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●	Notify the CCO promptly if you become aware of any practice that arguably involves Emles in a Conflict of Interest with any of its advisory accounts including unregistered investment funds
●	Cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge their respective duties under the Code of Ethics and (ii) Emles to comply with the securities laws to which it is subject
●	Notify the CCO promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete or out of date in any respect

13.	Appendix 1 – Definitions

The following defined terms are used throughout this Code of Ethics:

“Access Person” - An Access Person is an employee has access to non-public information regarding any client’s trading, who is involved in making securities recommendations to clients, who have access to non-public securities recommendations or has been designated an Access Person by the CCO. All Emles Employees are deemed to be Access Persons.

“Automatic Investment Plan” - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

13.1.	BasisCode - system utilized for all personal compliance disclosures including Personal Account Dealing.

“Beneficial Ownership” - You are the beneficial owner of any account or securities in which you have a direct or indirect financial interest. This includes accounts held in the name of your spouse or equivalent domestic partner, your minor children, and relatives living with you to whom you provide financial support and can include trusts for which you are a trustee or a beneficiary. See Appendix 2 for more detailed information on Beneficial Ownership. Essentially, this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact Compliance for further guidance.

“Chief Compliance Officer or CCO” - shall mean the individual, designated by Emles, as responsible for administering the Compliance Program. Tim Darcy is Emles Chief Compliance Officer.

“Conflict of Interest” – a scenario where an employee or Emles has an actual or the appearance of an incentive to serve one interest at the expense of another interest or obligation. Examples include serving the interest of the company over that of a client or serving the interest of one client over other clients, or an employee or group of employees serving their own interest over those of investors or our clients.

Covered Securities: a security as defined in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds, shares of registered open-end investment companies, (other than Reportable Funds as defined below)

“Employees” - All employees of Emles, as well as certain contactors as identified by Compliance.

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“Federal Securities Laws” - Means the 33 Act, 34 Act, the Sarbanes-Oxley Act of 2002, IC Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Front-Running” - A practice generally understood to be investment advisory personnel personally trading ahead of a pending trade for client accounts.

“Investors” – Shareholders in a Fund(s) under the Emles Trust

“IPO” - An “Initial public offering” is an offering of securities registered under the 33 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 34 Act.

“Insider Trading” - Although not defined in securities laws, insider trading is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

“Limited Offering” - An offering that is exempt from registration under the 33 Act pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

“Market Timing” – (short-term trading) in shares of Mutual Funds

“Material Information” - Information that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

“BasisCode Compliance” - On-line compliance management application used to manage employee disclosures, employee personal trading, and certain reporting requirements. BasisCode can be accessed at https://www.basiscode.com

“Non-Access Person” – employees or contractors deemed to not have access to non-public information regarding any client’s trading, who is not involved in making securities recommendations to clients, who do not have access to non-public securities recommendations, or has not been designated an Access Person by the CCO as allowable under applicable rules.

“Non-Public Information” - Information that has not been available to the investing public.

Personal Account Dealing (PAD): Personal transactions in Covered Securities held in accounts under the Beneficial Ownership of persons covered by the Code.

Reportable Funds: Any fund or product for which Emles acts as an investment adviser

“Scalping” - A practice generally understood to be investment advisory personnel personally benefiting from small gains in short-term personal trades in securities being traded in advisory accounts.

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“Security” - Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Supervised Person” - Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Emles, or another person who provides investment advice on behalf of Emles and is subject to Emles supervision and control.

14.	Appendix 2 – Personal Account Dealings Guidelines

Covered Securities

The following securities (and derivatives thereof) are considered Covered Securities and are therefore subject to the Code requirements:

●	equities – listed and unlisted shares

●	fixed income instruments

o	corporate

o	U.S. guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)

o	Municipal

o	closely held

●	ADRs, EDRs and GDRs
●	ETFs/ETN/UITs (including Emles ETFs/ETNs)
●	closed-end funds
●	hedge funds
●	private placements and limited offerings (including security token offerings or initial coin offerings)
●	investment trusts
●	Any investment that you are unsure about should be precleared.

Non-Covered Securities

The following securities, commodities, currencies and instruments (and derivatives thereof) are considered Non-Covered Securities and are not subject to the Code requirements:

●	bank and term deposits
●	bonds and other direct debt instruments issued by the government of the UK, the US or other foreign governments.
●	direct investment or derivatives trading (such as futures and options) in:
●	physical commodities
●	currencies
●	interest rates
●	broad-based indices
●	crypto currencies (other than those in security token offerings or initial coin offerings)
●	regulated open-end funds (UCITS, NURS, US mutual funds, Australian managed investment schemes, etc.) except for Reportable Funds

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While the above securities, commodities, currencies, and instruments are exempt from the specific preclearance requirements and investment restrictions set out in the Code, be aware that any type of trading that could result in a conflict of interest arising is actively discouraged. This includes high levels of trading in Non-Covered Securities.

Definition of Beneficial Ownership

The Code applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially, this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact Compliance for further guidance.

Examples to help clarify Beneficial Ownership:

●	You live with your parents, your parents live with you or you have an adult child living in your home: Only applies where you provide financial support, if you do not provide financial support your parents’ or adult child’s accounts and securities are not beneficially owned by you and do not require disclosure.

●	You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.

●	Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.

●	You have a domestic partner or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.

●	You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.

●	You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.

●	You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by Compliance.

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